EXHIBIT 10.58

STEVENSON-WYDLER (15 USC 3710)
COOPERATIVE RESEARCH AND DEVELOPMENT
AGREEMENT (hereinafter “CRADA”) No. ORNL00-0579

Development of Economically Attractive Gas Centrifuge Machine and Process

BETWEEN

UT-Battelle, LLC
under its U.S. Department of Energy Contract
No. DE-AC05-00OR2275 hereinafter (“Contractor”)

AND

United States Enrichment Corporation
(hereinafter “Participant”),

both being hereinafter jointly referred to as the “Parties”

ARTICLE I: DEFINITIONS

A.	“Government” means the United States of America and agencies thereof.
B.	“DOE” means the Department of Energy, an agency of the United States of America.
C.	“Contracting Officer” means the DOE employee administering the Contractor’s DOE contract.
D.	“Generated Information” means information produced in the performance of this CRADA.
E.-1	“Proprietary Information” means information which embodies (i) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4)), either of which is developed at private expense outside of this CRADA and marked as Proprietary Information

E-2	“Business Sensitive Information” means information which was transferred to Participant pursuant to the USEC Privatization Act (P.L. 104-134) and marked by Participant as Business Sensitive Information which embodies (i) trade secrets or (ii) commercial or financial information which may be privileged or confidential under the Freedom of Information Act (5 USC 552 (b)(4)), and will be presumed to be appropriately marked and treated as such by DOE and Contractor. However, DOE and Contractor reserve the right to challenge such markings.

F.	“Protected CRADA Information” means Generated Information which is marked as being Protected CRADA Information by a Party to this CRADA and which would have been Proprietary Information had it been obtained from a non-federal entity.

G.	“Subject Invention” means any invention of the Contractor or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.
H.	“Intellectual Property” means patents, Trademarks, copyrights, Mask Works, Protected CRADA Information and other forms of comparable property rights protected by Federal Law and other foreign counterparts.

I.	“Trademark” means a distinctive mark, symbol or emblem used in commerce by a producer or manufacturer to identify and distinguish its goods or services from those of others.
J.	“Service Mark” means a distinctive word, slogan, design, picture, symbol or any combination thereof, used in commerce by a person to identify and distinguish its services from those of others.
K.	“Mask Work” means a series of related images, however fixed or encoded, having or representing the predetermined, three-dimensional pattern of metallic, insulating or semiconductor material present or removed from the layers of a semiconductor chip product; and in which series the relation of the images to one another is that each image has the pattern of the surface of one form of the semiconductor chip product. (17 USC 901(a)(2)).

L.	“RD&D” means research, development and demonstration performed by the Contractor and the Participant under this CRADA.
M.	“Background Intellectual Property” means the Contractor-owned Intellectual Property rights in the items identified by the Parties in Appendix C-1, UT-Battelle (Contractor) Background Intellectual Property, which items were conceived by Contractor or Contractor’s predecessor(s) outside of this CRADA and not first actually reduced to practice under this CRADA. For Contractor-owned inventions conceived outside of this CRADA and first actually reduced to practice under this CRADA, Contractor will retain ownership of such inventions and agrees to provide the Government with an irrevocable, exclusive, paid-up, world-wide license with the right to sublicense, in the field of use of uranium enrichment, unless preexisting licensing proposals, contractual commitments or obligations preclude granting of such license by Contractor. Although the Contractor-owned Intellectual Property Rights are presently unclassified, new applications of such rights may become Classified Information or Unclassified Controlled Nuclear Information during the performance of work under this CRADA, subject to the DOE security and classification provisions applicable to this CRADA. Licensing of Background Intellectual Property, shall be the subject of separate licensing agreements. Background Intellectual Properties are not Subject Inventions or DOE-Owned Related Intellectual Property (See Article XXXIII).

N.	Pursuant to 48 CFR 904.404(d) (1) and 48 CFR 952.204-2 the following definitions are also noted:

(1)	Definition of Classified Information. The term “Classified Information” means Restricted Data, Formerly Restricted Data, or National Security Information.

(2)	Definition of Restricted Data. The term “Restricted Data” means all data concerning (1) design, manufacture, or utilization of atomic weapons; (2) the production of special nuclear material; or (3) the use of special nuclear material in the production of energy, but shall not include data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954, as amended.

(3)	Definition of Formerly Restricted Data. The term “Formerly Restricted Data” means all data removed from the Restricted Data category under section 142 d. of the Atomic Energy Act of 1954, as amended.

(4)	Definition of National Security Information. The term “National Security Information” means any information or material regardless of its physical form or characteristics, that is owned by, produced for or by, or is under the control of the United States government that has been determined pursuant to Executive Order 12356 or prior Orders to require protection against unauthorized disclosure, and which is so designated.

(5)	Definition of Special Nuclear Material (SNM). “SNM” means (1) plutonium, uranium enriched in the isotope 233 or in the isotope 235, and any other material which pursuant to the provision of Section 51 of the Atomic Energy Act of 1954, as amended, has been determined to be special nuclear material, but does not include source material or (2) any material artificially enriched by any of the foregoing, but does not include source material.

O.	Pursuant to 48 CFR 952.204-73 the following definitions are also noted:

(a)	“Foreign Interest” is defined as any of the following:
(1) A foreign government, foreign government agency, or representative of a foreign government.
(2) Any form of business enterprise or legal entity organized, chartered or incorporated under the laws of any country other than the United States or its possessions and the trust territories;
(3) Any form of business enterprise organized or incorporated under the laws of the U.S., or a State or other jurisdiction within the U.S., which is owned, controlled, or influenced by a foreign government, agency, firm, corporation, or person; or

(4) Any person who is not a U.S. citizen or national of the United States.
(b)	“Foreign Ownership, Control, or Influence (FOCI)” means the situation where the degree of ownership, control, or influence over a contractor by a foreign interest is such that a reasonable basis exists for concluding that compromise of classified information or special nuclear material may result.

P.	Pursuant to 10 CFR 1017.3 the following definitions are also noted:

“Unclassified Controlled Nuclear Information (UCNI)” means certain unclassified Government information prohibited from unauthorized dissemination under Section 148 of the Atomic Energy Act as amended, such as information:

(1)	Which concerns atomic energy defense programs;
(2)	Which pertains to:

(i)	The design of production facilities or utilization facilities;
(ii)	Security measures (including security plans, procedures, and equipment) for the physical protection of -

(A)	Production or utilization facilities;
(B)	Nuclear material contained in such facilities; or
(C)	Nuclear material in transit; or

(iii)	The design, manufacture, or utilization of any nuclear weapon component if the design, manufacture, or utilization of such weapon or component was contained in any information declassified or removed from the Restricted Data category by the Assistant Secretary for Defense

Programs (or the head of the predecessor agency of the Department of Energy) pursuant to Section 142 of the Atomic Energy Act; and

(3)	Whose unauthorized dissemination, as determined by a Controlling Official, could reasonably be expected to have a significant adverse effect on the health and safety of the public or the common defense and security by significantly increasing the likelihood of -

(i)	Illegal production of nuclear weapons; or
(ii)	Theft, diversion, or sabotage of nuclear materials, equipment or facilities.

“Controlling Official” means an individual authorized under 10 CFR 1017.7 (a) to make a determination that specific Government information is, is not, or is no longer UCNI, such determination serving as the basis for determinations by a Reviewing Official that a document or material contains, does not contain, or no longer contains UCNI.

“Reviewing Official” means an individual authorized under 10 CFR 1017.12 (a) to make a determination, based on guidelines which reflect decisions of Controlling Officials, that a document or material contains UCNI.

Q.	“Exceptional Circumstance Subject Invention” means any Subject Invention in a technical field determined by DOE to be subject to an exceptional circumstance under Section 35 USC 202 (a)(ii)

ARTICLE II: STATEMENT OF WORK

Appendix A, Statement of Work, is hereby incorporated into this CRADA by reference.

ARTICLE III: TERM, FUNDING AND COSTS

A.	The effective date of this CRADA shall be the latter date of (1) the date on which it is signed by the last of the Parties hereto, (2) the date on which it is approved by DOE, or (3) the date on which the advance funding referred to in Article IIIE is received by the Contractor. The work to be performed under this CRADA shall be completed within twelve (12) months from the effective date.

B.	The total value of this CRADA is $4,000,000. The Participant’s estimated contribution to this effort is $4,000,000 (with $1,860,000 of that amount being total funds-in to ORNL). The Government’s estimated contribution, which is provided through the Contractor’s contract with DOE, is $0. Additionally, the Participant’s funds-in contribution is usually subject to Federal Administrative Charges in the amount of 3 percent. This charge for Participant is waived until October 1, 2000, at which time its continuation will require the approval of the DOE CFO. The total authorized amount to be expended on this CRADA by the Contractor is $1,860,000, of which $0 is programmatic funds, and $1,860,000 is funds-in from the Participant.

C.	Neither Party shall have an obligation to continue or complete performance of its work at a contribution in excess of its estimated contribution as contained in Article III B above, including any subsequent amendment.

D.	Each Party agrees to provide at least thirty (30) days’ notice to the other Party if the actual cost to complete performance will exceed its estimated cost.

E.	The Participant will provide $310,000 in advanced funding at the execution of this CRADA and then provide funding the first of each month thereafter according to the schedule outlined in Appendix A, Statement of Work. Failure by the Participant to provide funding as agreed in Appendix A will result in the Contractor immediately stopping work.

ARTICLE IV: PERSONAL PROPERTY

All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it. Such property is identified in Appendix A, Statement of Work. Personal property shall be disposed of as directed by the owner at the owner’s expense. All jointly funded property shall be owned by the Government.

ARTICLE V: DISCLAIMER

THE GOVERNMENT, THE PARTICIPANT, AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY OR PRODUCT MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, NOR THE CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

ARTICLE VI: PRODUCT LIABILITY

Except for any liability covered by any indemnification under the Price Anderson Act, 42 USC 2210, and any liability resulting from any negligent acts or omissions of Contractor, Participant indemnifies the Government and the Contractor for all damages, costs and expenses, including attorney’s fees, arising from personal injury or property damage occurring as a result of the making, using or selling of a product, process or service by or on behalf of the Participant, its assignees or licensees, which was derived from the work performed under this CRADA. In respect to this Article, neither the Government nor the Contractor shall be considered assignees or licensees of the Participant, as a result of reserved Government and Contractor rights. The indemnity set forth in this paragraph shall apply only if Participant shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or Government shall have provided all reasonably available information and reasonable assistance requested by Participant. No settlement for which Participant would be responsible shall be made without Participant’s consent unless required by final decree of a court of competent jurisdiction.

For licenses granted or assignments made by Contractor to any third party in Intellectual Property derived from Generated Information, such licenses shall include the requirement that the third party shall indemnify the Government, Contractor, and Participant for all damages, costs and expenses, including attorney’s fees, arising from personal injury or property damage occurring as a result of the making, using or selling of a product, process or service by or on behalf of such third party, its assignees or licensees, provided however, such third parties shall not be required to indemnify the Participant for any negligent or intentional acts or omissions of the Participant.

ARTICLE VII: OBLIGATIONS AS TO PROPRIETARY INFORMATION OR BUSINESS SENSITIVE INFORMATION

A.	If Proprietary Information or Business Sensitive Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary thereof appropriately marked by the disclosing party within thirty (30) days as being Proprietary Information or Business Sensitive Information.

B.	Each Party agrees to not disclose Proprietary Information or Business Sensitive Information provided by another Party to anyone other than the CRADA Participant and Contractor without written approval of the providing Party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

C.	All Proprietary Information or Business Sensitive Information shall be returned to the provider thereof, upon request by the disclosing Party at the conclusion of this CRADA at the provider’s expense.
D.	All Proprietary Information or Business Sensitive Information shall be protected for a period of five (5) years from the date of execution of this CRADA, unless and until such Proprietary Information or Business Sensitive Information shall become publicly known without the fault of the recipient, shall come into recipient’s possession without breach of any of the obligations set forth herein by the recipient, or shall be independently developed by recipient’s employees who did not have access to such Proprietary Information or Business Sensitive Information.

E.	In no case shall the Contractor provide Proprietary Information or Business Sensitive Information of Participant to any person or entity for commercial purposes, unless otherwise agreed to in writing by such Participant.

F.	Obligations of the Parties with respect to protection of Classified Information or Unclassified Controlled Nuclear Information shall survive as required by DOE security and classification provisions until expressly relieved of that obligation by the appropriate DOE classification authority.

ARTICLE VIII: OBLIGATIONS AS TO PROTECTED CRADA INFORMATION

A.	Each Party may designate as Protected CRADA Information, as defined in Article I, any Generated Information produced by its employees and, with the agreement of the other Party, designate any Generated Information produced by the other Party’s employees. All such designated Protected CRADA Information shall be appropriately marked.

B.	For a period of five (5) years from the date Protected CRADA Information is produced, Parties agree not to further disclose such Protected CRADA Information except:

(1)	as necessary to perform this CRADA;
(2)	as provided in Article XI [REPORTS AND ABSTRACTS];
(3)	as requested by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities with the same protection in place; or
(4)	as mutually agreed by the Parties in advance; or

(5)	as required to comply with the requirements of reporting and filing Subject Inventions under Articles XIV and XVI.

C.	The obligations of (B) above shall end sooner for any Protected CRADA Information which shall become publicly known without fault of either Party, shall come into a Party’s possession without breach by that Party of the obligations of (B) above, or shall be independently developed by a Party’s employees who did not have access to the Protected CRADA Information.

D.	Obligations of the Parties with respect to protection of Classified Information or Unclassified Controlled Nuclear shall survive as required by DOE security and classification provisions until expressly relieved of that obligation by the appropriate DOE classification authority.

ARTICLE IX: RIGHTS IN GENERATED INFORMATION

The Government shall have unlimited rights in all Generated Information produced or provided by the Parties under this CRADA, except for information which is disclosed in a Subject Invention disclosure being considered for patent protection, protected as a mask work right, or marked as being copyrighted, Protected CRADA Information, or Proprietary Information. The Government does not have unlimited rights in the identified classes of information until their respective periods of protection provided for in the Agreement have expired.

ARTICLE X: EXPORT CONTROL/FOREIGN OWNERSHIP, CONTROL OR INFLUENCE

A.	THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS. THE PARTIES ARE HEREBY PUT ON NOTICE THAT EXPORT OF SUCH MATERIAL AND INFORMATION FROM THE UNITED STATES OR DISCLOSURE TO ANY NON-RESIDENT ALIEN MAY REQUIRE SOME FORM OF EXPORT LICENSE FROM THE UNITED STATES GOVERNMENT. FAILURE TO OBTAIN NECESSARY EXPORT LICENSES MAY RESULT IN CRIMINAL LIABILITY.

B.	The Participant has a continuing obligation to provide the Contractor written notice of any changes in the nature and extent of Foreign Ownership, Control, or Influence over the Participant which would affect the Participant’s answers to the previously completed FOCI certification. Participant asserts such FOCI certification is on file with DOE.

ARTICLE XI: REPORTS AND ABSTRACTS

A.	The Parties agree to produce the following deliverables:

(1)	an initial abstract suitable for public release at the time the CRADA is approved by DOE;
(2)	other abstracts (final when work is complete, and others as substantial changes in scope and dollars occur);
(3)	a final report, upon completion or termination of this CRADA, to include a list of Subject Inventions;

(4)	other topical/periodic reports where the nature of research and magnitude of dollars justify; and
(5)	computer software in source and executable object code format as defined within the Statement of Work or elsewhere within the CRADA documentation.

B.	It is understood that the Contractor has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.
C.	Participant agrees to provide the above information to the Contractor to enable full compliance with paragraph B. of this Article.
D.	It is understood that the Contractor and the Department of Energy have a need to document the long-term economic benefit of the cooperative research being done under this agreement. Therefore, the Participant acknowledges a responsibility to respond to reasonable requests, during the term of this CRADA and for a period of two (2) years thereafter from the Contractor for pertinent information.

ARTICLE XII: PRE-PUBLICATION REVIEW

A.	The Parties agree to secure pre-publication approval from each other which shall not be unreasonably withheld or denied beyond thirty (30) days. The only basis for not approving a publication shall be that it contains and would disclose Proprietary Information or Protected CRADA Information or would create potential statutory bars to filing the U.S. or corresponding foreign patent applications, or would disclose Classified Information or Unclassified Controlled Nuclear Information.

B.	The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XIII: COPYRIGHTS

A.	The Parties may assert copyright in any of their Generated Information except for Generated Information which discloses Classified Information or Unclassified Controlled Nuclear Information. Assertion of copyright generally means to enforce or give any indication of an intent or right to enforce such as by marking or securing Federal registration.

B.	Copyrights arising under this CRADA which are authored solely by employees of Participant shall be owned by Participant.
Where copyrights have been authored solely by employees of Contractor and where DOE has granted Contractor the right to assert copyright, such copyrights shall be owned by Contractor.
For copyrights arising under this CRADA authored by employees of both Parties, each Party shall have undivided rights in ownership of such copyrights, provided the copyrights are generated with the intention that the Parties’ contributions be merged into inseparable or independent parts of a unitary whole. Jointly owned rights in copyrights shall be without accounting.

C.	For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, nontransferable, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.

D.	For all copyrighted computer software produced in the performance of this CRADA the Party owning the copyright will provide source code, an expanded abstract as described in Appendix B, and the object code and the minimum support documentation needed by a competent user to understand and use the software to DOE’s Energy Science and Technology Software Center, P.O. Box 1020, Oak Ridge, TN 37831. The expanded abstract will be treated in the same manner as Generated Information in subparagraph C of this Article. The only basis for not providing such source code and expanded abstract shall be that it contains or would disclose Classified Information or Unclassified Controlled Nuclear Information.

E.	The Contractor and the Participant agree that, with respect to any copyrighted computer software produced in the performance of this CRADA, DOE has the right, at the end of the period set forth in paragraph B of Article VIII hereof and at the end of each two-year interval thereafter, to request the Contractor and the Participant and any assignee or exclusive licensee of the copyrighted software to grant a nonexclusive, partially exclusive, or sole commercial license to a responsible applicant upon terms that are reasonable under the circumstances, provided such grant does not cause a termination of any licensee’s right to use the copyrighted computer software. If the Contractor or the Participant or any assignee or exclusive licensee refuses such request, the Contractor and the Participant agree that DOE has the right to grant the license if DOE determines that the Contractor, the Participant, assignee, or licensee has not made a satisfactory demonstration that it is actively pursuing commercialization of the copyrighted computer software.

Before requiring licensing under this paragraph E, DOE shall furnish the Contractor/Participant written notice of its intentions to require the Contractor/Participant to grant the stated license, and the Contractor/Participant shall be allowed thirty (30) days (or such longer period as may be authorized by the cognizant DOE Contracting Officer for good cause shown in writing by the Contractor/Participant) after such notice to show cause why the license should not be required to be granted.

The Contractor/Participant shall have the right to appeal the decision by the DOE to the grant of the stated license to the Invention Licensing Appeal Board as set forth in paragraphs (b)-(g) of 10 CFR 781.65, “Appeals”.

F.	The Parties agree to place copyright and other notices, as appropriate for the protection of copyright in Generated Information which do not include Classified Information or UCNI, in human readable form onto all physical media, and in digitally encoded form in the header of machine readable information recorded on such media such that the notice will appear in human readable form when the digital data are off-loaded or the data are accessed for display or printout.

ARTICLE XIV: REPORTING SUBJECT INVENTIONS

A.	The Parties agree to disclose to each other and maintain in confidence each and every Subject Invention which may be patentable or otherwise protectable under the Patent Act sufficient to preserve U.S. and foreign filing rights as necessary. The Parties acknowledge that the Contractor will disclose all Subject Inventions to the DOE within two (2) months after the inventor first discloses the Subject Invention in writing to the person(s) responsible for patent matters of the disclosing Party. The Participant agrees that it will promptly disclose its Subject Inventions to Contractor to facilitate disclosure of such Subject Inventions by the Contractor to DOE within the above stated period.

B.	These disclosures should be in such detail as to be capable of enabling one skilled in the art to make and use the Subject Invention under 35 USC 112. The disclosure shall also identify any known actual or potential statutory bars, i.e., printed publications describing the Subject Invention or the public use or on sale of the Subject Invention in this country. The Parties further agree to disclose to each other any subsequently known actual or potential statutory bar that occurs for a Subject Invention disclosed but for which a patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 USC 205.

ARTICLE XV: TITLE TO SUBJECT INVENTIONS

Whereas the Participant and the Contractor have been granted the right to elect to retain title to Subject Inventions, except those by the Contractor which are Exceptional Circumstance Subject Inventions. For such Contractor Exceptional Circumstance Subject Inventions the DOE will retain title. For all other Subject Inventions wherein the Contractor and/or Participant have the right to obtain title:

A.	Each Party shall have the first option to elect to retain title to any Subject Invention made by its employees where the Party has an ownership interest in the Subject Invention. If a Party elects not to retain title to any Subject Invention of its employees, then the other Party shall have the second option to obtain title by assignment of such Subject Invention. The DOE shall retain title to any Subject Invention which is not retained by any Party. Each Party shall have the option to elect to retain title to its undivided rights in any Subject Invention made jointly by employees of Contractor and employees of Participant.

B.	The Parties acknowledge that the DOE may obtain title to each Subject Invention reported under Article XIV for which a patent application or applications are not filed pursuant to Article XVI and for which any issued patents are not maintained by any Party to this CRADA.

C.	The Parties acknowledge that the Government retains a nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention throughout the world.

Any patent license agreements shall be subject to all applicable DOE classification and security restrictions as well as nonproliferation safeguards including DOE certification and approval prior to field testing or deployment of gas centrifuge technology or distribution of materials or information resulting from this CRADA outside of DOE safeguarded facilities. The U.S. Competitiveness Clause shall apply to all such Agreements.

All disclosures of Subject Inventions and corresponding patent applications shall be reviewed to determine whether they contain Classified Information or Unclassified Controlled Nuclear Information in accordance with established DOE standards and procedures and shall be subject to all applicable classification and security restrictions including Secrecy Orders where appropriate.

ARTICLE XVI: FILING PATENT APPLICATIONS

A.	The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions (Inventing Party) shall have the first opportunity to file U.S. and foreign patent applications. If the Contractor or Participant does not file such applications within one year after election, then the other Party to this CRADA exercising an option pursuant to Article XV may file patent applications on such Subject Inventions. If a patent application is filed by the other party (Filing Party), the Inventing Party shall reasonably cooperate and assist the Filing Party, at the Filing Party’s expense, in executing a written assignment of the Subject Invention to the Filing Party and in otherwise perfecting the patent application, and the Filing Party shall have the right to control the prosecution of the patent application. The Parties shall agree between themselves as to who will file patent applications on any joint Subject Invention. The Parties shall share equally in the costs for the prosecution, filing and maintenance of joint Subject Inventions where both Parties elect to retain title to their undivided rights.

B.	The Parties agree that DOE has the right to file patent applications in any country if neither Party desires to file a patent application for any Subject Invention. Notification of such negative intent shall be made in writing to the DOE Contracting Officer within three (3) months of the decision of the non-inventing party to not file a patent application for the Subject Invention pursuant to Article XV, or not later than 60 days prior to the time when any statutory bar might foreclose filing of a U.S. patent application.

C.	A Party electing title or filing a patent application in the United States or in any foreign country shall advise the other Party and the DOE if it no longer desires to continue prosecution or retain title in the United States or any foreign country. The other Party and then the DOE will be afforded the opportunity to take title and retain the patent rights in the United States or any such foreign country.

D.	Every twelve (12) months from the date of the CRADA, each Party shall deliver to the other Party interim reports listing the Subject Inventions, if any, it has produced during the preceding twelve (12) month period. If a Party has produced no Subject Invention for any twelve (12) month period, the Party’s interim report for that period will explicitly state so.

ARTICLE XVII: TRADEMARKS

The Parties may seek to obtain Trademark/service mark protection on products or services generated under this CRADA in the United States or foreign countries. The Parties hereby acknowledge that the Government shall have the right to indicate on any similar goods or services produced by or for the Government that such goods or services were derived from and are a DOE version of the goods or services protected by such Trademark/service mark with the Trademark/service mark and the owner thereof being specifically identified. In addition, the Government shall have the right to use such Trademark/service mark in print or communications media.

ARTICLE XVIII: MASK WORKS

The Parties may seek to obtain legal protection for Mask Works fixed in semiconductor products generated under this CRADA as provided by Chapter 9 of Title 17 of the United States Code. The Parties hereby acknowledge that the Government or others acting on its behalf shall retain a nonexclusive, paid-up, worldwide, irrevocable, nontransferable license to reproduce, import, or distribute the covered semiconductor product by or on behalf of the Government, and to reproduce and use the Mask Work by or on behalf of the Government.

ARTICLE XIX: COST OF INTELLECTUAL PROPERTY PROTECTION

Each Party shall be responsible for payment of all costs relating to copyright, Trademark and Mask Work filing, U.S. and foreign patent application filing and prosecution, and all costs relating to maintenance fees for U.S. and foreign patents hereunder which are owned by that Party. Government/DOE laboratory funds contributed as DOE’s cost share to a CRADA cannot be given to Participant for payment of Participant’s costs of filing and maintaining patents or filing for copyrights, Trademarks and Mask Works.

ARTICLE XX: REPORTS OF SUBJECT INVENTION USE

Participant agrees to submit, for a period of two (2) years and upon request of DOE, a non-proprietary report no more frequently than annually on efforts to utilize any Intellectual Property arising under the CRADA.

ARTICLE XXI: DOE MARCH-IN RIGHTS

The Parties acknowledge that the DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304-1(g) and 15 USC 3710a (b)(1)(B) and (C).

ARTICLE XXII: U.S. COMPETITIVENESS

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

In exchange for the benefits received under this CRADA, the Participant therefore agrees to the following:

A.	Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States;
B.	Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant’s manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the U.S., shall not result in reduction of the use of the same processes, services, or improvements in the United States; and

C.	The Contractor agrees to a U.S. Industrial Competitiveness clause in accordance with its prime contract with respect to any licensing and assignments of its intellectual property arising from this CRADA, except that any licensing or assignment of its intellectual property rights to the Participant shall be in accordance with the terms of Paragraphs A. and B. of this Article.

ARTICLE XXIII: ASSIGNMENT OF PERSONNEL

A.	It is contemplated that each Party may assign personnel to the other Party’s facility as part of this CRADA to participate in or observe the research to be performed under this CRADA. Such personnel assigned by the assigning Party shall not during the period of such assignments be considered employees of the receiving Party for any purpose.

B.	The receiving Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

C.	The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the receiving Party’s facilities under this CRADA. The receiving Party shall bear facility costs of such assignments.

D.	Participant agrees that only employees and others acting on its behalf who are U.S. citizens with proper security clearances and a valid “need to know” will have access to Classified Information or UCNI in this CRADA, and if any such employees or others acting on its behalf have dual citizenship, those employees will be especially advised of the Export Control restrictions applicable to this CRADA. Participant will also provide access to Classified Information and UCNI to DOE and other Federal personnel as required by relevant DOE security and classification provisions.

ARTICLE XXIV: FORCE MAJEURE

No failure or omission by Contractor or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of Contractor or Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XXV: ADMINISTRATION OF CRADA

It is understood and agreed that this CRADA is entered into by the Contractor under the authority of its prime contract with DOE. The Contractor is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of this CRADA may be transferred from the Contractor to DOE or its designee with notice of such transfer to the Participant, and the Contractor shall have no further responsibilities except for the confidentiality, use and/or nondisclosure obligations of this CRADA.

ARTICLE XXVI: RECORDS AND ACCOUNTING FOR GOVERNMENT PROPERTY

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to the CRADA.

ARTICLE XXVII: NOTICES

A.	Any communications required by this CRADA, if given by postage prepaid first class U.S. Mail addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

B.	The addresses, telephone numbers and facsimile numbers for the Parties are as follows:

Contractor:
Business Manager	Telephone:
Technology Transfer and Economic Development	(865) 574-4495
UT-Battelle, LLC	Facsimile:
P. O. Box 2008	(865) 576-9465
Oak Ridge, Tennessee 37831-6499

Participant:
J. William Bennett	Telephone:
Vice President Advanced Technology	(301) 564-3307
United States Enrichment Corporation	Facsimile No.
6903 Rockledge Drive	(301) 897-3143
Bethesda, Maryland 20817

ARTICLE XXVIII: DISPUTES

The Parties shall attempt to jointly resolve all disputes arising from this CRADA. If the Parties are unable to jointly resolve a dispute within a reasonable period of time, the dispute shall be decided by the DOE Contracting Officer, who shall reduce his/her decision to writing within sixty (60) days of receiving, in writing, the request for a decision by either Party to this CRADA. The DOE Contracting Officer shall mail or otherwise furnish a copy of the decision to the Parties. The decision of the DOE Contracting Officer is final unless, within one hundred and twenty (120) days, the Participant brings an action for adjudication in a court of competent jurisdiction in the State of Tennessee. To the extent that there is no applicable U.S. Federal law, this CRADA and performance thereunder shall be governed by the law of the State of Tennessee.

ARTICLE XXIX: ENTIRE CRADA AND MODIFICATIONS

A.	It is expressly understood and agreed that this CRADA with its Appendices contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA. This CRADA shall not be effective until approved by DOE.

B.	Any agreement to materially change any terms or conditions of this CRADA or the Appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

ARTICLE XXX: TERMINATION

This CRADA may be terminated by either Party upon thirty (30) days written notice to the other Party. This CRADA may also be terminated by the Contractor in the event of failure by the Participant to provide the necessary advance funding, as agreed in Article III.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination, and which are related to the termination. The confidentiality, use, and/or nondisclosure obligations and provisions concerning Intellectual Property of this CRADA shall survive any termination of this CRADA.

ARTICLE XXXI: (SECURITY OCT. 1987)

Pursuant to 48 CFR 904.404(d)(1) and 48 CFR 952.204-2, the following provisions are also made a part of this CRADA:

A.	Responsibility. It is the Contractor’s and Participant’s duty to safeguard all Classified Information, special nuclear material (SNM), UCNI, and other DOE property. The Contractor and Participant shall, in accordance with DOE security regulations and requirements, be responsible for safeguarding all Classified Information, UCNI, and protection against sabotage, espionage, loss and theft, of the classified documents and material in the Contractor’s and Participant’s possession in connection with the performance of work under this CRADA. Except as otherwise expressly provided in this CRADA, the Contractor and Participant shall, upon completion or termination of this CRADA, transmit to DOE any classified matter or UCNI in the possession of the Contractor or Participant or any person under the Contractor’s or Participant’s control in connection with performance of this CRADA. If retention by the Contractor or Participant of any classified or UCNI matter is required after the completion or termination of the CRADA and such retention is approved by the Contracting Officer, the Contractor or Participant will complete a certificate of possession to be furnished to DOE specifying the classified or UCNI matter to be retained. The certification shall identify the items and types of categories of matter retained, the conditions governing the retention of the matter, and the period of retention, if known. If the retention is approved by the Contracting Officer, the security provisions of the CRADA will continue to be applicable to the matter retained. Special nuclear material (SNM) will not be retained after the completion or termination of the CRADA.

B.	Regulations. The Contractor and Participant agree to conform to all security regulations and requirements of DOE.
C-G.	These definitions are included above in Sections N-P of Article I.
H.	Security clearance of personnel. The Contractor or Participant shall not permit any individual to have access to any Classified Information, except in accordance with the Atomic Energy Act of 1954, as amended, Executive Order 12958 and 12968 and the DOE’s regulations or requirements applicable to the particular level and category of Classified Information to which access is required.

I.	Criminal liability. It is understood that disclosure of any Classified Information relating to the work or services ordered hereunder to any person not entitled to receive it, or failure to safeguard any Classified Information that may come to the Contractor or Participant or any person under the Contractor’s or Participant’s control in connection with work under this CRADA, may subject the Contractor or Participant, its their agents, employees, or subcontractors to criminal liability under the laws of the United States. (See the Atomic Energy Act of 1954, as amended 42 U.S.C. 2011 et seq.; 18 U.S.C. 793 and 794; and E.O. and 12968.)

J.	Subcontractors and purchase orders. Except as otherwise authorized in writing by the Contracting Officer, the Contractor and Participant shall insert provisions similar to the foregoing in all subcontracts and purchase orders under this CRADA.

ARTICLE XXXII: CLASSIFICATION (APR. 1984) AND UNCLASSIFIED CONTROLLED NUCLEAR INFORMATION

A.	Pursuant to 48 CFR 904.404(d)(2) and 48 CFR 952.204-70 the following provisions are also made a part of this CRADA:
In the performance of the work under this CRADA, the Contractor and Participant shall ensure that an Authorized Original Classifier or Derivative Classifier shall assign classifications to all documents, material, and equipment originated or generated under the CRADA in accordance with classification regulations and guidance furnished to the Contractor and Participant by the DOE. Every subcontract and purchase order issued hereunder involving the origination or generation of classified documents, material, or equipment shall include a provision to the effect that in the performance of such subcontract or purchase order, the subcontractor or supplier shall ensure that an Authorized Original Classifier or Derivative Classifier shall assign classifications to all such documents, materials, and equipment in accordance with classification regulations and guidance furnished to such subcontractor or supplier by the Contractor or Participant.

B.	(1) Participant agrees that should it receive or generate any Unclassified Controlled Nuclear Information it will abide by the restrictions for its access, protection, and transmittal in accordance with 10 CFR 1017.

(2) It is understood that any person who violates Section 148 of the Atomic Energy Act or any regulation or order of the Secretary issued under Section 148 of the Atomic Energy Act, including regulations regarding Unclassified Controlled Nuclear Information, is subject to a civil penalty. The Assistant Secretary for Defense Programs may recommend to the Secretary imposition of this civil penalty, which shall not exceed $110,000 for each violation.

ARTICLE XXXIII: DOE-OWNED RELATED INTELLECTUAL PROPERTY

The Participant acknowledges that there exists a series of DOE-owned invention disclosures as well as DOE-owned patent applications related to the subject of this CRADA which have been filed with the U.S. Patent Office (USPTO) by the Department of Energy. Many of these have received Notice of Allowability from the USPTO but patent issuance is being withheld pending declassification and removal of Secrecy Orders. The processes and/or products disclosed and/or claimed in these patent applications and/or disclosures may be disclosed and identified to the Participant during the performance of this CRADA. The Parties agree to refrain from disclosure to others, practice, or use of this Related Intellectual Property except as required for performance under this CRADA.

Contractor hereby reaffirms that it does not presently own or control any of the DOE-owned Related Intellectual Property. Contractor does not make any advance representation as to what, if any rights to practice or license DOE’s Related Intellectual Property might be granted to Contractor or Participant in the future.

ARTICLE XXXIV: FACILITY CLEARANCE

NOTICES

Statute prohibits the award of a contract under a national security program to a company owned by an entity controlled by a foreign government unless a waiver is granted by the Secretary of Energy.

If the Participant has either a Department of Defense or Department of Energy facility clearance, the Participant generally needs not resubmit the following FOCI information unless specifically requested to do so, instead, provide your DOE facility clearance code or your DOD assigned commercial and government entity (CAGE) code.

(a)	Use of the Certificate Pertaining to Foreign Interests, FOCI Certification

(1)	The work anticipated in this CRADA will require access to classified information or special nuclear material. Such access will require a facility clearance for the Participant and access authorizations (security clearances) for Participant personnel working with the classified information or special nuclear material. For such facility clearance the Participant has on file with DOE a FOCI Certification.

(2)	Information submitted by the Participant in response to the FOCI Certification shall be used solely for the purposes of evaluating FOCI and shall be treated by the DOE, to the extent permitted by law, as business or financial information submitted in confidence.
(3)	Participant shall immediately submit to the Contractor and Contracting Officer written notification of any changes in the extent and nature of FOCI which could affect the Participant’s answers to the questions in the FOCI Certification. Notice of changes in ownership or control which are required to be reported to the Securities and Exchange Commission, the Federal Trade Commission, or the Department of Justice shall also be furnished concurrently to the Contractor and Contracting Officer.

(b)	These definitions are included above in Section O of Article I.
(c)	A “Facility Clearance” is an administrative determination that a facility is eligible for access to classified information or special nuclear materials. A Facility Clearance shall be based upon a determination that satisfactory safeguards and security measures are afforded the activities being performed at the facility. It is DOE policy that all Parties requiring access to classified information or special nuclear material be processed for a Facility Clearance at the level appropriate to the activities being performed at the facility. Approval for a Facility Clearance shall be based upon:

(1)	A Favorable foreign ownership, control, or influence (FOCI) determination. This determination will be based upon the Participant’s response to the questions in FOCI Certification and any supporting data provided by the Participant. Prior to execution of the CRADA, the DOE must determine that execution of a CRADA with the Participant will not pose an undue risk to the common defense and security as a result of it’s access to classified information or special nuclear material in the performance of the CRADA. The Contracting Officer may require the Participant to submit such additional information as deemed pertinent to this determination.

(2)	A CRADA containing the appropriate security clauses.
(3)	Approved safeguards and security plans which describe protective measures appropriate to the classified activities being performed at the facility.
(4)	If access to nuclear materials is involved, an established Reporting Identification Symbol code for the Nuclear Materials Management and Safeguards Reporting System.
(5)	For a facility to possess classified matter or special nuclear material at its location, a survey conducted no more than 6 months before the facility clearance date, with a composite facility rating of satisfactory.

(6)	Appointment of a Facility Security Officer, and, if applicable, a Materials Control and Accountability Representative. The Facility Security Officer must possess an access authorization equivalent to the Facility Clearance.

(7)	Access authorizations for key management personnel. Key management personnel, who will be determined on a case-by-case basis, must possess access authorizations equivalent to the level of the Facility Clearance.

(d)	A Facility Clearance is required even for contracts which do not require Participant’s offices to receive, process, reproduce, store, transmit, or handle classified information or special nuclear material, but which require DOE access authorizations for the Participant’s employees to perform work at a DOE location. This type facility is identified as a non-possessing facility.

(e)	Facility Clearances are required prior to the granting of an access authorization under a contract.
(f)	Except as otherwise authorized in writing by the Contracting Officer, the Contractor and Participant shall insert provisions similar to the foregoing in all subcontracts and purchase orders. Any subcontractors requiring access authorizations for access to classified information or special nuclear material shall be directed to provide responses to the questions in Standard Form 328 of this provision directly to the local Office of Safeguards and Security cognizant of the prime contract.

ARTICLE XXXV: AWARDS/COMPENSATION

Participant agrees that it will not assert a claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, or apply for compensation or damage under Section 183 of 35 U.S.C. for any damage caused by issuance of a secrecy order with respect to any invention or discovery made or conceived in the course of or under this CRADA. In addition, Participant understands that future commercialization efforts involving gas centrifuge technology may be severely curtailed as a result of DOE classification, safeguards and nonproliferation considerations and agrees that it will not assert a claim for pecuniary award or compensation based on DOE or Contractor actions arising out of such considerations.

ARTICLE XXXVI: UNDERSTANDING CONCERNING FUTURE LICENSING OF INTELLECTUAL PROPERTY TO PARTICIPANT

It is the understanding of the Parties and DOE that, prior to or upon a decision to proceed with commercial use of the gas centrifuge technology to enrich uranium by Participant, DOE will provide Participant with at least a nonexclusive license to DOE-owned Related Intellectual Property and any Contractor-owned Intellectual Property in which DOE has been granted an exclusive license with the right to sublicense (See Article I, Paragraph M) in the field of use of gas centrifuge technology for the production of enriched uranium. Separate license agreements between Contractor and Participant will include any Contractor Subject Invention, and Contractor Background Intellectual Property if there are no pre-existing licensing proposals, contractual commitments or obligations by Contractor with a third party in such Background Intellectual Property. Determinations concerning ownership of Contractor Subject Inventions and negotiation of appropriate royalty provisions will be deferred pending future commercialization decisions.

ARTICLE XXXVII: IDENTIFICATION OF CONTRACTOR BACKGROUND/DOE OWNED RELATED INTELLECTUAL PROPERTY

The Contractor and DOE agree that efforts will be made to compile a complete list of Contractor Background Intellectual Property and DOE-Owned Related Intellectual Property which may be useful in performance of this CRADA and of possible interest to Participant for future licensing in the event that a decision is made to proceed with commercial use of the gas centrifuge to enrich uranium. Such list will be provided to Participant no later than twelve (12) months from the date of execution of this Agreement.

FOR CONTRACTOR:

By: /s/ Janis E. Haerer

Name:         Janis E. Haerer

                    Director, Technology Transfer
Title:           and Economic Development

Date: June 23, 2000

FOR PARTICIPANT:

By: /s/ J.W. Bennett

Name: J.W. Bennett

Title: Vice President, Advanced Technology

Date: June 30, 2000

AMENDMENT A

To

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

(hereinafter “CRADA”) No. ORNL00-0579

Development of an Economically Attractive Gas Centrifuge Machine and Enrichment Process

By and Between

UT-Battelle, LLC
Under its U. S. Department of Energy (DOE) Contract No. DE-AC05-00OR22725
(hereinafter “Contractor”)

And

USEC Inc. (hereinafter “Participant”)

both being hereinafter jointly referred to as the “Parties.”

The Parties agree to amend the CRADA No. ORNL00-0579 as follows:

1.	Appendix A, Statement of Work dated June 30, 2000, is deleted and replaced by Appendix A Statement of Work Amendment A attached hereto.
2.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph A, last sentence is amended to read as follows:
“The work to be performed under this CRADA shall be completed within twenty-four (24) months from the effective date with an expiration date of September 30, 2002.”
3.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph B is amended to read as follows:
The total value of this CRADA is $7,000,000. The Participant’s estimated contribution to this effort is $7,000,000 (with a maximum $3,710,000 of that amount being total funds-in to the Contractor). The Government’s estimated contribution, which is provided through the Contractor’s contract with DOE, is $0. Additionally, the Participant’s funds-in contribution is usually subject to Federal Administrative Charges in the amount of 3 percent. This charge for Participant has been waived until October 1, 2001, and upon approval of the DOE CFO will continue to be waived until September 30, 2002. The total authorized amount to be expended on this CRADA by the Contractor cannot exceed $3,710,000 of which $0 is programmatic funds, and $3,710,000 is funds-in from the Participant.

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4.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph E is amended by deleting the entire Paragraph E,
“The Participant will provide $310,000 in advanced funding at the execution of this CRADA and then provide funding the first of each month thereafter according to the schedule outlined in Appendix A, Statement of Work. Failure by the Participant to provide funding as agreed in Appendix A will result in the Contractor immediately stopping work.”

and adding the following new paragraph E,
“The Contractor acknowledges the Participant has provided $310,000 in advanced funding at the execution of this CRADA and then provided funding the first of each month thereafter according to the schedule outlined in the original Appendix A, Statement of Work. For the duration of Amendment “A” the Participant will provide a minimum of $135,000 no later than the first of each month. In the event additional expenditures are anticipated beyond such minimum, Contractor will supply Participant with a funding request specifying the amount the Participant needs to wire along with an explanation plus actual expenditures from the previous month. Failure by the Participant to provide funding as agreed will result in the Contractor immediately stopping work.”

5.	ARTICLE IV, PERSONAL PROPERTY, is amended by deleting the first sentence,
“All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it.”
and adding the following sentence at the beginning of the paragraph,
“All tangible personal property used in the performance of this CRADA will be presumed to be owned by the Government unless documentation is provided by the Participant showing its funds were used to obtain it.”

6.	ARTICLE VIII, OBLIGATIONS AS TO PROTECTED CRADA INFORMATION, Paragraph B subparagraph (4) is amended by deleting the word “or” at the end of the sentence.
7.	ARTICLE VIII, OBLIGATIONS AS TO PROTECTED CRADA INFORMATION, Paragraph B subparagraph (5) is amended by deleting the period “.” and adding “; or” at the end of the sentence.
8.	ARTICLE VIII, OBLIGATIONS AS TO PROTECTED CRADA INFORMATION, Paragraph B is amended by adding the new sub paragraph (6) which reads as follows:
"(6) as deemed necessary by the DOE to initiate a Government centrifuge program. Use and disclosure, for commercial purposes, of Participant’s Protected CRADA Information, during its period of protection, shall be for reasonable compensation.”

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9.	ARTICLE XXXVI, UNDERSTANDING CONCERNING FUTURE LICENSING OF INTELLECTUAL PROPERTY TO PARTICIPANT, is amended by:

(a)	changing the Article XXXVI title to “UNDERSTANDING CONCERNING FUTURE LICENSING OF INTELLECTUAL PROPERTY TO PARTICIPANT AND BY PARTICIPANT” and,
(b)	at the end of the paragraph adding the following sentences, “In the event that DOE initiates a Government sponsored centrifuge program, Participant’s Subject Inventions will be subject to the Government license as set forth in Article XV of this Agreement. For subsequent nongovernmental use, Participant agrees to license, for reasonable compensation to participants in the Government program.”

10.	ARTICLE XXVII, NOTICES, Paragraph B is amended by changing Participant’s contact as follows:

Participant:
Daniel P. Stout	Telephone:
Director, Enrichment Technology	(301) 564-3350
United States Enrichment Corporation Inc.	Facsimile No:
6903 Rockledge Drive	(301) 564-3208
Bethesda, Maryland 20817

11.	ARTICLE XXXVII, IDENTIFICATION OF CONTRACTOR BACKGROUND/DOE OWNED RELATED INTELLECTUAL PROPERTY, is amended by deleting the last sentence,
“Such list will be provided to Participant no later than twelve (12) months from the date of execution of this Agreement.”
and adding the following sentence at the end of the paragraph,
“Such list will be provided to Participant no later than one (1) month after the completion or termination of this Agreement.”
12.	New ARTICLE XXXVIII, is added as follows:
“ARTICLE XXXVIII: WORK ASSIGNMENTS OF CONTRACTOR PERSONNEL IN THE EVENT OF A GOVERNMENT CENTRIFUGE PROGRAM
Participant acknowledges that in the event a future Government centrifuge program is established, the Contractor has a right to assign employees to perform similar or identical services as described in the statement of work for other participants in that program as long as the Participant’s Proprietary Information is not utilized.”

13.	ARTICLE XXIX, ENTIRE CRADA AND MODIFICATIONS, is amended by adding new paragraph “C” as follows:

“C	Notwithstanding any other provision of this CRADA, this CRADA is subject to the provisions of the Agreement between the U.S. Department of Energy (“DOE”) and USEC Inc., (“USEC”), dated June 17, 2002 (the “Agreement of June 17, 2002”). In the event of

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any inconsistency between the Agreement of June 17, 2002 and this CRADA, the Agreement of June 17, 2002 shall take precedence.”

14.	All other terms of the CRADA remain unchanged. This Amendment shall be effective on the later of the dates of: (1) the signatures below or, (2) until approved by DOE.

IN WITNESS WHEREOF, the Parties have executed two originals of this Amendment through their duly authorized representatives.

FOR CONTRACTOR:

By:        /s/ Janis E. Haerer

Name:          Janis E. Haerer, Director

Title:   Technology Transfer and Economic Development

Date:        July 12, 2002

FOR PARTICIPANT:

By:                /s/ Dennis Spurgeon

Name:                  Dennis Spurgeon

                           Executive Vice President
Title:                 and Chief Operating Officer

Date:        June 28, 2002

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AMENDMENT B

To

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

(hereinafter “CRADA”) No. ORNL00-0579

Development of an Economically Attractive Gas Centrifuge Machine and Enrichment Process

By and Between

UT-Battelle, LLC
Under its U. S. Department of Energy (DOE) Contract No. DE-AC05-00OR22725
(hereinafter “Contractor”)

And

USEC Inc. (hereinafter “Participant”)

both being hereinafter jointly referred to as the “Parties.”

The Parties agree to amend the CRADA No. ORNL00-0579 as follows:

1.	Appendix A, Statement of Work “Amendment A,” is deleted and replaced by Appendix A Statement of Work “Amendment B” attached hereto.
2.	ARTICLE II, STATEMENT OF WORK, is amended by adding the following sentence at the end of the paragraph:
“The Parties recognize that Participant’s operations in buildings K-1600 and K-101 at the East Tennessee Technology Park in support of this CRADA do not extend beyond January 2006 or such later date as may be provided in the DOE lease for those buildings.”

3.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph A, last sentence is amended to read as follows:
“The work to be performed under this CRADA shall be completed within eighty-four (84) months from the effective date.”
4.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph B is amended to read as follows:
The total value of this CRADA is $121,000,000. The Participant’s estimated contribution to this effort is $121,000,000 (with a maximum $28,520,000 of that amount being total funds-in to the Contractor). The Government’s estimated contribution, which is provided through the Contractor’s contract with DOE, is $0. Additionally, the Participant’s funds-in contribution is usually subject to Federal Administrative Charges in the amount of three percent. This charge for Participant is waived until June 30, 2003, at which time its continuation will require approval of the DOE CFO. The total authorized amount to be expended on this CRADA by the Contractor cannot exceed $28,520,000 of which $0 is programmatic funds, and $28,520,000 is funds-in from the Participant.

5.	ARTICLE III, TERM FUNDING AND COSTS, Paragraph E is amended by deleting the entire Paragraph E,

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“The Contractor acknowledges the Participant has provided $310,000 in advanced funding at the execution of this CRADA and then provided funding the first of each month thereafter according to the schedule outlined in the original Appendix A, Statement of Work. For the duration of Amendment “A” the Participant will provide a minimum of $135,000 no later than the first of each month. In the event additional expenditures are anticipated beyond such minimum, Contractor will supply Participant with a funding request specifying the amount the Participant needs to wire along with an explanation plus actual expenditures from the previous month. Failure by the Participant to provide funding as agreed will result in the Contractor immediately stopping work.”

and adding the following new paragraph E,
The Participant will provide $750,000 in advanced funding at the execution of this Amendment B and then provide $375,000 no later than the first of each month thereafter according to the schedule in Appendix A, Statement of Work “Amendment B.” Failure by the Participant to provide funding as agreed in Appendix A will result in the Contractor immediately stopping work except that, in the event that the Contractor is unable to provide the requisite appropriate number of personnel, a corresponding reduction in funding by Participant will not be considered a failure to provide funding.

6.	ARTICLE IV, PERSONAL PROPERTY, is amended by deleting the first sentence,
“All tangible personal property used in the performance of this CRADA will be presumed to be owned by the Government unless documentation is provided by the Participant showing its funds were used to obtain it.”

and adding the following sentence at the beginning of the paragraph,
“All tangible personal property produced or acquired under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it.”
7.	ARTICLE XXIX, ENTIRE CRADA AND MODIFICATIONS, Paragraph C, is amended by adding the following language at the end of the first sentence: “and any modifications to the DOE-USEC June 17, 2002, Agreement that have been agreed to in writing by the Parties.”

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8.	ARTICLE XXIX, ENTIRE CRADA AND MODIFICATIONS, Paragraph C, is amended by adding the following language at the end of the paragraph:
“A copy of the Agreement is attached as Appendix D.”

9.	ARTICLE XXVII, NOTICES, Paragraph B is amended by changing Participant’s contact as follows:

Participant:
Daniel P. Stout	Telephone:
Director, Enrichment Technology	(301) 564-3350
United States Enrichment Corporation Inc.	Facsimile No:
6903 Rockledge Drive	(301) 564-3208
Bethesda, Maryland 20817

10.	ARTICLE XXXVI, UNDERSTANDING CONCERNING FUTURE LICENSING OF INTELLECTUAL PROPERTY TO PARTICIPANT AND BY PARTICIPANT, is amended by deleting the language “prior to or” in the first sentence of the paragraph, and at the end of the paragraph deleting the last sentence:

“For subsequent nongovernmental use, Participant agrees to license, for reasonable compensation to participants in the Government program.”

and at the end of the paragraph adding the following sentence:

“For subsequent nongovernmental use, Participant agrees to license to participants in the Government program, pursuant to appropriate terms and conditions, including reasonable compensation.”

11.	Appendix D entitled:

“AGREEMENT BETWEEN THE U.S. DEPARTMENT OF ENERGY (“DOE”)
AND
USEC INC. (“USEC”)”

is attached.

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IN WITNESS WHEREOF, the Parties have executed two originals of this Amendment through their duly authorized representatives.

FOR CONTRACTOR:

By: /s/ Lee L. Riedinger

Name: Lee L. Riedinger

Title: Deputy for Science and Technology

Date:                September 11, 2002

FOR PARTICIPANT:

By:                /s/ Dennis Spurgeon

Name:                  Dennis Spurgeon

                           Executive Vice President
Title:                 and Chief Operating Officer

Date:                September 11, 2002

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